EXHIBIT 99

Spiegel, Inc. Enters Into a Consent and Stipulation Agreement with the SEC

DOWNERS GROVE, Ill. - March 7, 2003 - Spiegel, Inc. today reported that, as previously announced, the staff of the Securities and Exchange Commission
(the "SEC") has commenced an investigation into compliance by Spiegel, Inc. (the Company) with the federal securities laws. Today the SEC commenced a civil proceeding in federal court in Chicago alleging, among other things, that the Company's public disclosures violated Sections 10(b) and 13(a) of the Securities Exchange Act of 1934. Simultaneous with the filing of the SEC's complaint, the Company announced that it has entered into a Consent and Stipulation with the SEC resolving, in part, the claims asserted in the SEC action. A copy of the Consent and Stipulation is attached as an exhibit to the Form 8-K filed today with the SEC by the Company.
   Solely for purposes of resolving the SEC action, Spiegel, Inc. consented to the entry of the proposed Partial Final Judgment and Order of Permanent Injunction and Other Equitable Relief annexed to the Consent and Stipulation. As part of the settlement, the Company neither admitted nor denied the allegations of the SEC's complaint. Under the terms of the Consent and Stipulation, the Company agreed, among other things, to the entry of a permanent injunction enjoining any conduct in violation of Sections 10(b) and 13(a) of the Securities Exchange Act of 1934 and various rules promulgated thereunder. The Company also consented to the appointment of an independent examiner by the court to review its financial records since January 1, 2000, and to provide a report to the court and other parties regarding its financial condition and financial accounting. The SEC reserved its right to petition the court to require the Company to pay disgorgement, prejudgment interest and civil penalties, or to impose other equitable relief.
   The Company stated that it is cooperating fully with the ongoing SEC investigation.

About The Company
   The Spiegel Group is a leading international specialty retailer marketing fashionable apparel and home furnishings to customers through catalogs, 560 specialty retail and outlet stores, and e-commerce sites, including eddiebauer.com, newport-news.com and spiegel.com. The Spiegel Group's businesses include Eddie Bauer, Newport News, Spiegel Catalog and First Consumers National Bank. The company's Class A Non-Voting Common Stock trades on the over-the-counter market ("Pink Sheets") under the ticker symbol: SPGLA. Investor relations information is available on The Spiegel Group Web site at http://www.thespiegelgroup.com.